Exhibit 99.1

B2Digital Launches “B2 Social Media Storefronts” Functionality to Drive Sales in the $4.7B Live Sports PPV Market

TAMPA, FL, August 18, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the launch of the Company’s new B2 Social Media Storefronts platform (“B2 Storefronts”), which is set to leverage B2Digital’s entire network to market pay-per-view (“PPV”) tickets. The platform contains an embedded affiliate marketing incentive to drive engagement from fighters, fans, and followers to use their own social media networks and web resources to sell tickets to B2 Events.

“We have a massive and rapidly growing network built of extremely engaged ‘hardcore’ members of the MMA community, and we are now giving them the means and the incentive to drive potentially dramatic gains in our PPV ticket sales right in front of our biggest-ever string of live PPV MMA and Grappling events,” commented B2Digital’s Chairman & CEO, Greg P. Bell, one of the early pioneers and entrepreneurs at the intersection of entertainment and digital media, with over three decades of experience in the field.

Management believes the B2 Storefronts platform has the potential to drive immediate growth in PPV ticket sales for B2 live events. Because B2 is a development league marketplace, the Company benefits from the extreme engagement and passion of its network of followers, who are often avid fans or aspiring fighters wanting to catch a glimpse of potential future UFC superstars gaining critical fight experience.

The B2 Storefronts technology is simple and seamless for users. “Let’s say we have a fighter being featured in an event next week,” added Bell. “Let’s suppose he has 5,000 social media followers. He gains access through this platform to a unique digital storefront that can be linked into his social media, so his followers can just click and buy a ticket to watch him fight. Instantly. Conveniently. And, he is incentivized for his efforts. But it’s not just the fighters. We are equipping all of our followers and fans as well with the same capability. And no one is better at selling tickets to MMA fights than fighters and avid fans of the sport. Their passion is genuine. They make the best sales team.”

The Company’s move to add significant marketing scale comes in front of its B2 Fall Fighting Series event season, which is set to feature thirteen (13) live fight events over three and half months, beginning with Strikehard 55 MMA in Tuscaloosa, Alabama on August 29. In addition, as announced in the Company’s August 13 release, B2Digital just signed a definitive pay-per-view agreement with PrestoSports, LLC (“PrestoSports”) to cover all thirteen live events. More than 100,000 PPV events were hosted on the PrestoSports platform in 2019 alone. PrestoSports caters to several NCAA Division I programs and is already the official website and streaming provider of the NAIA, NJCAA and more than 100 athletic conferences.

Statista currently puts the global PPV market at $4.68 billion in 2020. However, the Company’s anecdotal in-house research suggests the PPV market may benefit from a pent-up demand dynamic over coming months on a per-event basis in terms of audience market share in the context of the total addressable market because of a lack of live sporting event entertainment since March due to the pandemic.

Development work on the B2 Social Media Storefronts platform has been completed and the platform is now live and in use for PPV ticket sales to upcoming B2 Fighting Series events.

For more information about B2Digital, visit the Company’s website at https://www.b2digitalotc.com.

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About PrestoSports

PrestoSports is a software-as-a-service company providing sports technology to athletic programs, colleges and conference offices. The company is also the official website and streaming provider of the NAIA, NJCAA and more than 100 athletic conferences. Backed by Battery Ventures, PrestoSports delivers solutions for building athletic brands, igniting fans, and funding sports programs. Battery Ventures formed its sports division in 2017 which included the acquisitions of PrestoSports, Stretch Internet, and Black Diamond (SIDHelp). PrestoSports is committed to delivering customers a more expansive suite of software solutions to help them nurture and grow their tight-knit communities of members, fans, athletes, and coaches.

About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Global Management

info@TigerGMP.com

www.TigerGMP.com

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